Exhibit 99.1

ROC Appoints Biometrics Pioneer Dr. Anil K. Jain to Board of Directors

Strengthens Board with science and technology pioneer responsible for establishing modern biometric technologies aligned with ROC’s Vision AI growth strategy

Dr. Jain’s foundational research in pattern recognition and biometrics has helped shape the identity technologies used across government, security, and commercial applications

Denver, CO, October 6, 2026 – Rank One Computing Corporation d/b/a ROC, (Nasdaq: ROC) (“ROC” or the “Company”), a U.S. leader in Vision AI, building unified biometric, video analytics, and digital evidence solutions, announces the appointment of Dr. Anil K. Jain, one of the field’s foremost authorities in pattern recognition, computer vision, and biometrics, to its Board of Directors (the “Board”), effective as of October 5, 2026.

“Dr. Jain has helped define how modern biometric technology is built, measured, and put to use. I have had the privilege of working with Anil for nearly two decades and have seen firsthand the rigor and practical perspective that have made his work so influential,” said B. Scott Swann, Chief Executive Officer of ROC. “His expertise is strategically aligned with the fundamentals of our Vision AI platform and strengthens our resources to advance our multimodal biometrics, identity intelligence, and biometric security. His appointment reinforces ROC’s commitment to developing American-made technology cultivated through rigorous science and engineered for real-world operations.”

Dr. Jain is among the most highly cited researchers in the history of computer science, with five decades of experience focused on translating research into practical applications, including foundational work in pattern recognition, biometrics, computer vision, and machine learning. His research has been patented, licensed, and deployed in operational environments and has informed identity technologies used across government, security, and commercial applications worldwide.

Dr. Brendan Klare, ROC Co-Founder and Chief Scientist commented, “Dr. Jain’s important scientific and engineering discoveries in pattern recognition are fundamental to the technologies, institutions, and researchers that continue to move this field forward. As ROC builds the next generation of identity intelligence, we are honored to receive steady guidance from a fundamental leader in pattern recognition and biometrics whose rigor, practical perspective, and lifelong commitment to meaningful impact have shaped so much of the field.”

The appointment of Dr. Jain adds a foundational scientific perspective to ROC’s Board at a pivotal stage in the Company’s growth. His guidance will help inform ROC’s research-led product development as it advances its Vision AI platform across national security, public safety, and commercial markets.

“I’ve dedicated my career to computer science and engineering research in order to advance pattern recognition focused on solving real-world operational challenges,” said Dr. Jain. “ROC’s mission to advance its biometric and identity intelligence is a natural extension of that work. I look forward to contributing my experience as the Company expands its technology capabilities, strengthens the ROC Vision AI platform, and executes on its long-term growth strategy.”

Dr. Anil Jain is a globally recognized pioneer in pattern recognition, computer vision, and biometrics. His research has been pivotal in transforming the biometrics industry. Dr. Jain spent most of his career at Michigan State University beginning in 1974 and currently serves as a University Distinguished Professor. He has authored many seminal papers and fifteen books, including Introduction to Biometrics, Handbook of Face Recognition, Handbook of Fingerprint Recognition and Algorithms for Clustering Data; he also has a dozen patents to his name. Dr. Jain served as editor-in-chief of IEEE Transactions on Pattern Analysis and Machine Intelligence, the most prestigious journal in the fields of computer vision and biometrics. He was elected to the U.S. National Academy of Engineering, and he also served as a member of the U.S. National Academies panels on Face Recognition Technology, Information Technology Laboratory Assessment, Whither Biometrics, and Improvised Explosive Devices. Additionally, Dr. Jain served on the United States Defense Science Board, the Forensic Science Standards Board, and the AAAS Latent Fingerprint Working Group. Further, Dr. Jain has mentored numerous researchers and industry leaders who have contributed to the commercialization and advancement of biometric and AI technologies worldwide. Dr. Jain holds a Bachelor of Technology from the Indian Institute of Technology, Kanpur, and an M.S. and Ph.D. in electrical engineering from The Ohio State University.

For more information about this story, please visit the ROC blog.

About ROC

ROC is a leading U.S. developer and manufacturer of Vision AI, delivering sovereign biometrics, video analytics, and digital evidence through a unified platform. This enables agency and integrator partners to unlock faster, more accurate, and cost-efficient capabilities. At its core, ROC transforms raw pixels into real-time operational awareness for defense, public safety, and digital commerce. The Company is headquartered in Denver, Colo., with additional hubs in Grand Rapids, Mich., and Morgantown, W.V. For more information, please visit the Company’s website: www.roc.ai.

Forward-Looking Statements

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